File No. 70-9449

                   SECURITIES AND EXCHANGE COMMISSION
                         450 FIFTH STREET, N.W.
                         WASHINGTON, D.C.  20549
               __________________________________________
                 AMENDMENT NO.3 TO FORM U-1 DECLARATION
                                  UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ____________________________________________

                              Cinergy Corp.
                         139 East Fourth Street
                         Cincinnati, Ohio  45202

                 (Name of company filing this statement
               and address of principal executive offices)

                              Cinergy Corp.

             (Name of top registered holding company parent)

                           William L. Sheafer
                      Vice President and Treasurer
                              Cinergy Corp.
                             (address above)
                 (Name and address of agent of service)

     The Commission is requested to direct all notices, orders and communications in this matter to:

George Dwight II/Senior Counsel      William T. Baker, Jr.
Cinergy Corp.                        Thelen Reid & Priest LLP
139 East Fourth Street, 25 Atrium 2  40 West 57th Street
Cincinnati, Ohio 45202               New York, New York  10019
513-287-2643                         212-603-2106
513-287-3810 (fax)                   212-603-2182 (fax)
gdwight@cinergy.com                  wbaker@thelenreid.com


1. The declaration as previously amended in this proceeding is hereby further amended by adding the following paragraph at the end of Item 5, "Procedure":

          Following the date of the Commission's order in this proceeding, and so long as any of the Service Agreements are in effect, Cinergy shall include in Item 8 of its Annual Report on Form U5S each year thereafter reasonably detailed information with respect to the Services provided under the authority granted by the Commission's order, including a specific reference to such order and otherwise complying with the requirements of such Item 8.

                                SIGNATURE

     Pursuant to the requirements of the Act, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 3, 1999

                                     CINERGY CORP.


                                     By: /s/William L. Sheafer
                                     Vice President & Treasurer